UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Echo Global Logistics, Inc.
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Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
April 29, 2016
To Our Stockholders:
On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, June 17, 2016, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.
The following pages contain the formal notice of the Annual Meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as directors.
The purpose of the Annual Meeting is to consider and vote upon proposals to (i) elect seven directors to serve until the 2017 annual meeting of stockholders or until their respective successors are elected and qualified, (ii) ratify the appointment of our independent registered public accounting firm for 2016 and (iii) transact such other business as may properly come before the Annual Meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to our stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about April 29, 2016, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
Whether or not you plan to attend the Annual Meeting in person, your vote is important, and we encourage you to vote your shares promptly via the Internet or by telephone or mail. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the Annual Meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,

Douglas R. Waggoner
Chief Executive Office and Chairman of the Board

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 17, 2016
April 29, 2016
The Stockholders of Echo Global Logistics, Inc.:
Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Echo Global Logistics, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 17, 2016, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654, for the following purposes:

1.	To elect seven directors of the Company to serve until the 2017 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 22, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. On or about April 29, 2016, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the materials accompanying this Notice. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Kyle L. Sauers Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 17, 2016.
        This Proxy Statement and the 2015 Annual Report are available at: www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

Proxy Statement for the Annual Meeting of Stockholders of
Echo Global Logistics, Inc.
To Be Held on Friday, June 17, 2016

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and enclosed proxy card are being furnished to stockholders commencing on or about April 29, 2016 in connection with the solicitation by the Board of Directors (the "Board") of Echo Global Logistics, Inc., a Delaware corporation (the "Company," "Echo" or "us"), of proxies for use in voting at the 2016 annual meeting of stockholders (the "Annual Meeting"). You are receiving the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 22, 2016, the record date, are entitled to vote at the Annual Meeting. As of April 22, 2016, there were 30,137,457 shares of common stock outstanding and entitled to vote.

Annual Meeting Information
Date and Location. The Annual Meeting will be held on Friday, June 17, 2016 at 9:00 a.m., Central Daylight Time, at our corporate headquarters at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.
Admission. Only record or beneficial owners of the Company’s stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock holdings, such as a recent brokerage account or bank statement.
Voting Information
Record Date. The record date for the Annual Meeting is April 22, 2016. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the Annual Meeting. Cumulative voting is not permitted. On the record date, there were 30,137,457 shares of common stock outstanding and entitled to vote. We have no other voting securities.
Confidential Voting. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request.
Vote by Proxy. If your shares of common stock are held in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you can vote your shares on matters presented at the Annual Meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone - Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail - You can vote by mail by signing, dating and mailing your proxy card.

Any proxy given pursuant to such solicitation by a stockholder of record and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "PROPOSALS TO BE VOTED ON--Proposal 1: Election of Directors," FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company's fiscal year ending December 31, 2016 under "PROPOSALS TO BE VOTED ON--Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm," and in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof.
Submitting Voting Instructions for Shares Held Through a Broker. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give your broker or nominee instructions on how to vote your shares, your broker or nominee can vote your shares with respect to "routine" items but not with respect to "non-routine" items. "Proposal 1: Election of Directors" is a non-routine matter for which your broker or nominee may not vote without explicit instructions from you. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" is a routine matter for which your broker or nominee may vote your shares without explicit instructions from you.
Quorum. In order to carry on the business of the Annual Meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum, but broker non-votes are not considered "present" for purposes of voting on non-routine matters.
Revoking Your Proxy. You may revoke your proxy at any time by (1) providing written notice to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654 at any time prior to the voting thereof, (2) submitting a proxy with a later date or (3) attending the Annual Meeting and voting in person.
Vote Required to Elect Directors. In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at seven members. Abstentions and broker non-votes will have no effect on the election of directors.
Vote Required to Adopt Other Proposals. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against the ratification of the independent registered accounting firm, and there will be no broker non-votes with respect to this proposal, as it is a discretionary item.
Director Nominations. For a stockholder to nominate an individual to serve as a director at the 2017 annual meeting, the stockholder must follow the procedures outlined in this proxy statement under the caption "OTHER INFORMATION-Stockholder Proposals for the 2017 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2017 annual meeting by following the procedures outlined in this proxy statement under the caption "BOARD OF DIRECTORS AND CORPORATE GOVERNANCE-Meetings and Committees of the Board of Directors-Nominating and Corporate Governance Committee."

PROPOSALS TO BE VOTED ON
Proposal 1: Election of Directors
Nominees
The size of the board is currently set at seven members. At the Annual Meeting, the stockholders will elect seven directors to serve until the 2017 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of the seven nominees named below. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company's by-laws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders held for the election of directors.
All nominees have consented to be named in this proxy statement and to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named herein will be unable or unwilling to serve as a nominee or as a director if elected.
The Company believes that the Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company's policy is to have at least a majority of directors qualify as an "independent director" as defined in the rules of the Nasdaq Global Market. Currently, five of our seven directors are independent.
The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves. Each director nominee holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.
The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 22, 2016, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as director of the Company are set forth below:

Name	Age	Position
Douglas R. Waggoner	57	Chairman of the Board and Chief Executive Officer
Bradley A. Keywell (2)(3)	46	Lead Independent Director
Samuel K. Skinner (1)(2)(3)	77	Director
Matthew Ferguson (1)(2)	48	Director
David Habiger (1)(2)	47	Director
Nelda J. Connors (1)(3)	49	Director
Paul Loeb	58	Director
_______________________________________________________________________________

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that five of our seven director nominees, Messrs.  Keywell, Skinner, Habiger and Ferguson and Ms. Connors are "independent directors" as defined in the rules of the Nasdaq Global Market.

Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. In June 2015, the Board appointed Mr. Waggoner to serve as Chairman of the Board. Mr. Waggoner will serve as our Chief Executive Officer and Chairman of the Board until December 31, 2016, unless such terms are otherwise terminated or renewed, pursuant to the terms of his employment agreement. As of April 2015, Mr. Waggoner also serves on the board of directors of SP Plus Corporation. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a Bachelor of Science degree in Economics from San Diego State University.  Mr. Waggoner provides the Board significant transportation industry-specific operations management and leadership experience.

Bradley A. Keywell is a co-founder of the Company, has served on our Board since February 2005, and was appointed to serve as the Board's Lead Independent Director in June 2015. Mr. Keywell is the Chief Executive Officer and co-founder of Uptake Technologies, Inc., a technology company providing predictive analytics software solutions for various industries. Mr. Keywell is a co-founder of Groupon, Inc. and has served on its board of directors since December 2006. In 2008, Mr. Keywell co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a managing partner since that time. In April 2006, Mr. Keywell co-founded MediaBank, LLC (now known as MediaOcean LLC), and had served as a director or manager until 2015, when the business was sold. Mr. Keywell also serves as a trustee of Equity Residential, a real estate investment trust. Mr. Keywell serves on the boards of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan, the NorthShore University HealthSystem Foundation, the University of Chicago Institute of Politics, and the Polsky Center for Entrepreneurship at the Booth School of Business at the University of Chicago and on the advisory board of directors for the College for Global Business at the University of Michigan Law School. Mr. Keywell is the Chairman of the Illinois Innovation Council. Mr. Keywell is also the founder and Chairman of Chicago Ideas Week and the Future Founders Foundation. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell brings to the Board an in-depth knowledge and understanding of the information technology sector as well as extensive public company director experience.

Samuel K. Skinner first joined our Board in September 2006 and served as our non-executive Chairman of the Board from February 2007 to June 2015. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief

Executive Officer of US Freightways Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company, Unicom Corporation. During his time at US Freightways, US Freightways was one of the largest transportation and logistics companies in the country until its merger with YRC. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc., Express Scripts, Inc., Virgin America, Jesse White Foundation and the Chicago Board of Options Exchange (CBOE), Inc. Mr. Skinner holds a Bachelor of Science degree in Accounting from the University of Illinois and a Juris Doctor from DePaul University College of Law. Mr. Skinner brings to the Board extensive leadership experience and transportation and logistics industry experience in both the public and private sectors, operations management skills and experience with corporate governance and regulatory matters, having served as the chief executive officer of a large public company and a director of several public companies for over 10 years.

Matthew Ferguson has served on our Board since February 2010. Mr. Ferguson has served as the Chief Executive Officer of CareerBuilder.com, an online recruiting service, since 2004, and as its Chief Operating Officer and Senior Vice President from 2000 to 2004. Mr. Ferguson is a partner at Woodington Management, LLC, a real estate management company. Mr. Ferguson serves on the board of directors of Capella Education Company, a publicly traded for-profit postsecondary education company. He is also Chairman of the Board of Snehta, a small business platform. He received a Bachelor of Arts degree from Indiana University, a Master of Business Administration degree from the University of Chicago, a Juris Doctor degree from Northwestern University. Mr. Ferguson brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large global company and its partnership with several publicly-held entities.

David Habiger has served on our Board since December 2012. Mr. Habiger currently serves as the Chief Executive Officer of Textura Corporation. From June 2011 to July 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd. until it was acquired by Cisco Systems. Mr. Habiger served in various roles at Sonic Solutions, a digital media software company, from February 1993 to February 2011, most recently as President and Chief Executive Officer from September 2005 to February 2011. Mr. Habiger is also a director of Control4, DTS, Enova, Immersion and Textura. Mr. Habiger received his Bachelor of Arts from St. Norbert College and his Master in Business Administration degree from the University of Chicago. He is a member of the National Association of Corporate Directors, a Senior Advisor to Silver Lake Partners and a Venture Partner at the Pritzker Group.  Mr. Habiger brings to the Board extensive leadership and management experience, having served as the chief executive officer of two public companies, as well as public company board experience.

Nelda J. Connors has served on our Board since April 2013. Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, an advisory services and investment firm. She served as President and Chief Executive Officer of Atkore International Inc. from December 2010 until June 2011. Atkore, formerly the Electrical and Metal Products division of Tyco International, became privately held in December 2010, and Ms. Connors served as President of this Tyco division from April 2008. Prior to joining Tyco, she served as Vice President at Eaton Corporation from August 2002 to March 2008 where she held several positions in operations, continuous improvement and general management. Prior to joining Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry. Ms. Connors serves on the board of directors of Boston Scientific Corporation, the Federal Reserve Bank of Chicago, Blount International, Inc. and Vesuvius plc, and as a trustee for the Museum of Contemporary Arts in Chicago. In 2015, Ms. Connors was appointed as an Independent Quality Assurance Panel Member to Takata Corporation as a result of an airbag inflater recall. Ms. Connors holds both Bachelor of Science and Master of Science degrees in mechanical engineering from the University of Dayton. She also holds Masters degrees in economics and international finance from Tokyo University of Science. Ms. Connors brings to the Board broad experience in the areas of operations and financial management and business strategy.

Paul Loeb was appointed to the Board in June 2015 in connection with the acquisition of Command Transportation, where he served as majority owner and CEO from 2005 until its 2015 acquisition by Echo. Prior to Command Transportation, Mr. Loeb founded American Backhaulers, a third-party logistics provider specializing in backhaul transportation, serving as President and CEO from 1980 until its acquisition by C.H. Robinson in 1999. Mr. Loeb holds a Bachelor of Business Administration degree from the University of Wisconsin. Mr. Loeb brings to the Board extensive knowledge and leadership experience specific to the third party logistics industry.

Required Vote

In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee.
Recommendation of the Board of Directors
        THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP has served as the Company's independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board will review the Audit Committee's future selection of an independent registered public accounting firm.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure
Our Board is led by our Chairman and CEO, Douglas R. Waggoner. In accordance with Company policy, the Board of Directors sets high standards for the Company's employees, officers and directors. It is the duty of the Board and its leadership to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. We believe that having Mr. Waggoner serve as Chairman and CEO is the most appropriate structure for the Company, as Mr. Waggoner can unify his responsibility for setting the strategic direction of the Company with his role of providing guidance to the leadership team as Chairman of the Board. Our Lead Independent Director, Bradley A. Keywell, serves as a liaison between senior management and the Company's independent directors, and presides at executive sessions of the Board. The role of Lead Independent Director was created in June 2015 to further enhance the Board's independence and corporate governance. This structure strengthens the alignment between the Board and the day-to-day operations of the Company, and we believe that this is the most appropriate structure for the Company at this time.

Board of Directors' Role in Risk Oversight
Our Board, through its three standing committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the Company's systems of internal controls, the Company's insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company's ability to manage its risks. Management's discussion of current risk factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Meetings and Committees of the Board of Directors
During 2015, the Board held six meetings. During 2015, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board.
Audit Committee.  The Audit Committee currently consists of Messrs. Habiger, Skinner and Ferguson and Ms. Connors. Mr. Habiger serves as the chairman of our Audit Committee and will continue to serve as chairman if re-elected to the Board. The Audit Committee is composed entirely of independent non-employee directors and is responsible for, among other things, reviewing and recommending to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee is responsible for the appointment, compensation, and oversight of the external auditor. Messrs. Skinner and Ferguson are both "audit committee financial experts" as defined in SEC rules. During 2015, the Audit Committee held six meetings.
Compensation Committee.    The Compensation Committee currently consists of Messrs. Ferguson, Keywell, Skinner and Habiger. Mr. Ferguson serves as chairman of our Compensation Committee and will continue to serve as chairman if re-elected to the Board. The Compensation Committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and approving compensation for our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (our "2008 Plan"), and advise and consult with our officers regarding managerial personnel policies. The Compensation Committee continued to engage Aon Hewitt, a compensation consultant, in 2015 to review and make recommendations regarding our executive and director compensation program. See "EXECUTIVE AND DIRECTOR COMPENSATION—Compensation Discussion and Analysis" for a discussion of the Company's processes and procedures for considering and determining executive and director compensation. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict of interest has arisen with respect to the work of Aon Hewitt as compensation consultant to the Compensation Committee. During 2015, the Compensation Committee held one meeting.
Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Skinner and Keywell and Ms. Connors. Mr. Skinner serves as the chairman of our Nominating and Corporate Governance Committee and will continue to serve as chairman if re-elected to the Board. The Nominating and Corporate Governance Committee is composed entirely of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders; and

•	the selection of director candidates to fill any vacancies on the Board.
In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Nominating and Corporate Governance Committee will consider the candidate's professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2015, the Nominating and Corporate Governance Committee held one meeting.
The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate's name and qualifications for Board membership and should be addressed to Kyle L. Sauers, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

For purposes of potential nominees to be considered at the 2017 annual stockholders' meeting, the Corporate Secretary must receive this information no earlier than February 17, 2017 and no later than the close of business on March 20, 2017, in accordance with the procedures in the Company's by-laws. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder's name, address and the number of shares beneficially owned (and the period they have been held).
The Company did not pay a third party any fees to identify, evaluate or assist in identifying potential nominees for director in 2015.
Governance Documents
All of the Company's current committee charters are available at www.echo.com on the "Investor" page under the link "Corporate Governance." Included in this section is the Code of Ethics that applies to all directors, officers (including the chief executive officer, chief financial officer, and chief operating officer), and employees of the Company. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

Messrs. Ferguson, Skinner, Keywell and Habiger served on our Compensation Committee during 2015. None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kyle L. Sauers, Corporate Secretary, at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.
Attendance at Annual Meeting
Directors are encouraged, but not required, to attend our annual stockholders' meeting. All directors attended the 2015 annual meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 22, 2016 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the "EXECUTIVE AND DIRECTOR COMPENSATION—Executive Compensation—Summary Compensation Table" section of this proxy statement; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

	Shares of Common Stock Beneficially Owned(1)
Name and Address	Number of Shares	Number of Options	Total	Approximate Percent of Class(1)
5% or Greater Stockholders (not including 5% or greater stockholders who are directors or executive officers)
Wasatch Advisors, Inc. (2) 505 Wakara Way Salt Lake City, UT 84108	2,828,235	—	2,828,235	9.4%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	2,563,680	—	2,563,680	8.5%
Riverbridge Partners LLC (4) 801 Niccolet Mall Minneapolis, MN 55402	1,809,753	—	1,809,753	6.0%
Invesco Ltd. (5) 1555 Peachtree Street NE Atlanta, GA 30309	1,718,337	—	1,718,337	5.7%
Directors and Named Executive Officers
Samuel K. Skinner	139,950	8,389	148,339	*
Douglas R. Waggoner	241,041	389,290	630,331	2.1%
David B. Menzel	132,030	232,500	364,530	1.2%
Bradley A. Keywell (6)	598,239	37,500	635,739	2.1%
Matthew Ferguson	15,587	8,389	23,976	*
David Habiger	12,936	—	12,936	*
Nelda J. Connors	12,927	—	12,927	*
Kyle L. Sauers	79,558	25,000	104,558	*
Paul Loeb(7)	507,768	—	507,768	1.7%
Evan Schumacher (8)	61,807	—	61,807	*
Directors and Executive Officers as a group (9 persons)	1,740,036	701,068	2,441,104	8.1%
______________________________________________________________________________
*    = less than 1%.

(1)
“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 22, 2016 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 22, 2016, and the percentages are based upon 30,137,457 shares of our common stock outstanding as of April 22, 2016. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2016.

(3)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 28, 2016.

(4)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2016.

(5)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2016.

(6)
Includes vested options to purchase 37,500 shares of our common stock held by Holden Ventures, LLC, an entity controlled by Bradley A. Keywell. Includes 535,001 shares held by Frog Ventures, LLC. Frog Ventures is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%), the wife of Mr. Keywell. Also includes 45,000 shares of our common stock held by the Keywell Family Trust.

(7)	Includes 503,829 shares of our common stock held by the Jodi Sue Loeb Family Trust.

(8)	On November 16, 2015, Evan Schumacher's employment as Chief Commercial Officer terminated due to health reasons.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.
Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that the Form 3 for Paul Loeb was inadvertently filed late on July 14, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business, we may from time to time enter into transactions with our directors, officers and 5% or greater stockholders. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the Securities and Exchange Commission. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.

As previously disclosed, the Company completed the acquisition of Command Transportation on June 1, 2015 for a purchase price of approximately $420 million, subject to post-closing adjustments for working capital and cash. Paul Loeb, the former owner of Command who joined the Echo Board of Directors in June 2015, beneficially owned 89.4% of Command and received his proportionate share of the consideration in connection with the Command acquisition. Pursuant to the terms of the Purchase Agreement, Mr. Loeb’s son received an employment inducement award of 13,435 shares of restricted common stock of the Company.
As of the closing of the Command acquisition on June 1, 2015, the Company leases the Command office building headquarters in Skokie, Illinois from a company owned by Mr. Loeb. The lease requires monthly rental payments of $54,638 for the duration of the lease, which ends on December 31, 2018. The Company is obligated to pay real estate taxes, insurance, and all building maintenance costs in addition to the minimum rental payments for the facility related to this lease. The total rental expense related to this lease included in the Company's statements of operations from the acquisition date through December 31, 2015 was $382,466. All amounts due under the lease were paid as of December 31, 2015, and thus there was no liability due to the related party at December 31, 2015.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers
The following table sets forth certain information concerning each of our executive officers, who also served as named executive officers in 2015 (our "named executive officers"):

Name	Age	Position(s)
Douglas R. Waggoner	57	Chief Executive Officer and Chairman of the Board
David B. Menzel	54	President and Chief Operating Officer
Kyle L. Sauers	44	Chief Financial Officer
Evan Schumacher (1)	46	Former Chief Commercial Officer
(1) On November 17, 2015, Evan Schumacher, the Company's former Chief Commercial Officer, ceased to be an employee of the Company. At that time, the Company determined not to seek a new Chief Commercial Officer, and Mr. Schumacher's responsibilities were assumed by the broader management team.
Douglas R. Waggoner. See "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors—Nominees" for Mr. Waggoner's biographical information.
David B. Menzel has served as our President since July 2014 and as our Chief Operating Officer since October 2013 and will continue to serve in such capacities until December 31, 2016, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From April 2008 to September 2013, Mr. Menzel served as our Chief Financial Officer. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Business Advisory Practice of Arthur Andersen LLP from 1985 to 1994. Mr. Menzel holds a Bachelor of Accounting and a Master of Accountancy from Florida State University.
Kyle L. Sauers has served as our Chief Financial Officer since October 2013 and will continue to serve in such capacity until December 31, 2016 unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement.  Mr. Sauers joined the company in 2011 as our Senior Vice President of Finance and Controller.  Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005.  BIR was a leading supplier of cargo screening systems and software.  Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer.  Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services.  Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP, where he served entrepreneurial and middle market companies. Mr. Sauers graduated from the University of Illinois with a B.S. in Accounting and is a Certified Public Accountant.
Evan Schumacher served as our Chief Commercial Officer from October 2013 - November 2015. Mr. Schumacher joined the Company in March 2013 with the acquisition of Open Mile, Inc. and served as Senior Vice President Truckload National Accounts. From October 2006 to October 2009, Mr. Schumacher served as Chief Executive Office of Going.com, a social media website that was acquired by AOL in 2009. In October 2009, Mr. Schumacher founded Open Mile, Inc. and served as Chief Executive Officer until it was acquired by Echo.

Compensation Discussion and Analysis
Overview
This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers. This compensation discussion focuses on the information contained in the following tables and related footnotes for primarily 2015.
The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of restricted stock and performance shares, other benefits and perquisites and post-termination severance. Our other benefits and perquisites consist of health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.
In 2015, the Company reached several financial milestones. Net revenue for the year ended December 31, 2015 was $290.3 million compared to $208.2 million for the year ended December 31, 2014, representing a 39.4% increase. For the year ended December 31, 2015, the Company achieved adjusted Earnings Before Interest, Depreciation and Amortization (adjusted "EBITDA") of $70.1 million, representing a 69.3% increase over the 2014 adjusted EBITDA. In arriving at the 2015 adjusted EBITDA used to compute the non-equity incentive pay of our named executive officers, the Compensation Committee removed certain items it did not deem as routine operating costs. These included changes in contingent consideration, acquisition-related transaction costs, stock compensation expense and integration costs. As a result of the 2015 financial performance of the Company, certain of our named executive officers, Douglas R. Waggoner, Kyle L. Sauers and David B. Menzel earned non-equity incentive plan compensation of $815,411, $339,347 and $451,031, respectively. In addition to the financial growth, the Company also acquired and successfully integrated two companies in 2015. In relation to the successful acquisitions, Messrs. Waggoner, Sauers and Menzel received bonuses of $200,000, $115,000 and $155,000, respectively. For further discussion, see "-Annual Cash Incentives" below.
Advisory Vote on Executive Compensation
At our 2011 annual meeting, in a non-binding vote, a majority of our stockholders indicated a desire to vote on executive compensation once every three years. In accordance with the voting results, we intend to provide stockholders with an opportunity to cast an advisory vote to approve our executive compensation every three years until the next required advisory vote on the frequency of future advisory votes on executive compensation, which will occur at our 2017 annual meeting. Further, in light of the stockholder approval of our executive compensation (by over 96% of shares represented at the 2014 annual meeting), the Compensation Committee did not make changes to our program based on the results of the stockholder advisory vote but will continue to monitor and consider the results of future votes. Our next stockholder advisory vote on executive compensation will be held at our annual meeting in 2017.
We encourage stockholders to review this Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures which outline the objectives of and the philosophy behind our compensation program.
Compensation Program Objectives and Philosophy
In General.    The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders, and

•	provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.
Generally, the compensation of our executive officers is composed of base salary, annual cash incentives and equity awards in the form of restricted stock awards and performance shares. In setting base salaries, the Compensation Committee generally reviewed the individual contributions of the particular executive. For 2015, annual incentive compensation was based in part on individual performance as evaluated by the Compensation Committee and in part on the Company's progress toward achieving a specified net revenue and adjusted EBITDA target, along with the successful negotiation, closing, and initial integration of the acquisition of Command Transportation, LLC. ("Command"). For 2015, the net revenue target was $290.1 million and the adjusted EBITDA target was $68.0 million. Actual net revenue was $290.3 million and adjusted EBITDA was $70.1 million. For 2016, annual incentive compensation will be based on individual objectives for our named executive officers, the Company's net revenue and adjusted EBITDA. In addition, restricted stock and performance shares are granted to provide the opportunity for long-term compensation based upon the performance of our common stock and our relative total shareholder return over time.

Competitive Market.    We define our competitive market for executive talent and investment capital to be the transportation and technology services industries.  The Compensation Committee engaged Aon Hewitt, a nationally recognized and reputable executive compensation consulting firm, to present various compensation benchmarks to the Compensation Committee in preparation for executive compensation decisions. The report included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report considered general industry trends and proxy data from Midwest-based asset and non-asset based transportation and logistics companies. The report utilized the following peer group in its analysis:

•	ArcBest Corporation (ARCB)

•	C.H. Robinson Worldwide, Inc. (CHRW)

•	CSG Systems International, Inc. (CSGS)

•	Fair Isaac Corporation (FICO)

•	Forward Air Corporation (FWRD)

•	Hub Group, Inc. (HUBG)

•	J.B. Hunt Transportation Services (JBHT)

•	Landstar System, Inc. (LSTR)

•	Manhattan Associates, Inc. (MANH)

•	Microstrategy, Inc. (MSTR)

•	NetSuite, Inc. (N)

•	Old Dominion Freight Line, Inc. (ODFL)

•	Pegasystems, Inc. (PEGA)

•	Roadrunner Transportation Systems, Inc. (RRTS)

•	Ryder System, Inc. (R)

•	The Ultimate Software Group, Inc. (ULTI)

•	UTi Worldwide, Inc. (UTIW)

•	Verint Systems, Inc. (VRNT)

•	XPO Logistics (XPO)

This peer group list has been modified from the previous year to better align the company with industry peers. The list now encompasses a larger quantity of companies within the transportation and software industries, excluding Advent Software (ADVS), Informatica (INFA), Innerworkings (INWK) and JDA Software Group (JDAS). In addition to these changes, ArcBest Corporation (ARCB), CSG Systems International, Inc. (CSGS), Fair Isaac Corporation (FICO), Forward Air Corporation (FWRD), Microstrategy, Inc. (MSTR), NetSuite, Inc. (N), Old Dominion Freight Line, Inc. (ODFL), Roadrunner Transportation Systems, Inc. (RRTS), Ryder System, Inc. (R), The Ultimate Software Group, Inc. (ULTI), Verint Systems, Inc. (VRNT) and XPO Logistics (XPO) were added to the peer group. Within the analysis, UTi Worldwide, Inc. (UTIW) was considered as part of the peer group. Since the time of the analysis, UTi Worldwide, Inc. (UTIW) has been acquired by The DSV Group (DSV).

The consulting firm provided the report data and explained the data and reports to the Compensation Committee. The data was used to determine the market reference points of total compensation for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation. No specific percentile of the market data was targeted when making this determination. This report was used in making 2015 compensation decisions.
Compensation Process.     For each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own).

Elements of Compensation Program
Below is a percentage breakdown by element of the target compensation for named executive officers followed by a detailed discussion of each element:

(1)	Consists of a combination of restricted stock awards and performance shares, with each component representing 50% of the total number of shares granted to each executive.

Base Salaries
In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary.  The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. The Compensation Committee strives to set executive officer base salaries at levels competitive with those provided to executives with similar responsibilities in businesses comparable to ours.  We engaged in a formal benchmarking study in 2015, which was used for 2015 executive compensation decisions.  No specific percentile of the market data from the study was targeted when making compensation decisions.  In determining base salaries of our executive officers, the Compensation Committee considers the results of this study as well as the performance of each executive, the nature of his or her responsibilities and the Company’s general compensation practices. Except as noted, the table below shows our named executive officers’ base salary (and related increases) since 2014:

Name and Principal Position	2014	2015	Percent Increase	2016	Percent Increase (5)
Douglas R. Waggoner Chief Executive Officer (1)	650,000	700,000	8%	760,000	9%
Kyle L. Sauers Chief Financial Officer (2)	325,000	395,000	22%	425,000	8%
David B. Menzel President & Chief Operating Officer (3)	500,000	525,000	5%	546,000	4%
Evan Schumacher Chief Commercial Officer (4)	325,000	350,000	8%	—	0%
(1) Mr. Waggoner's increase in compensation from 2014 to 2015 was driven by market factors along with a comparison to the applicable peer group.
(2) Mr. Sauers's increase in compensation from 2014 to 2015 was driven by market factors along with a comparison to the applicable peer group.
(3) Mr. Menzel's base salary for 2014 for the office of President and Chief Operating Officer is listed. In July of 2014, Mr. Menzel was promoted to President and Chief Operating Officer, prior to which Mr. Menzel held the position of Chief Operating Officer.
(4) Mr. Schumacher ceased to be an employee of the Company on November 16, 2015.
(5) 2016 salary increases were driven by increased responsibilities due to the growth of the company, market factors, and a comparison to the applicable peer group.
Annual Cash Incentives
Determination of Awards.   We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In 2015, the targeted annual cash incentive awards were 100% of base salary for Mr. Waggoner and 75% of base salary for Mr. Sauers, Mr. Menzel and Mr. Schumacher. The Compensation Committee set these targets based on the compensation benchmarks presented in the peer group study as well as executive tenure, experience and performance expectations.  The bonuses were to be earned based on a combination of individual and Company performance, with the individual portion representing the following percentages of the total bonus opportunities: Mr. Waggoner at 15%, Messrs. Sauers and Menzel at 25%, and Mr. Schumacher at 50%.  The maximum percentage that may be earned with respect to the individual component is 250% of target and the maximum percentage that may be earned with respect to the Company performance component is 250% of target.  Actual performance achieved in 2015 by Messrs. Waggoner, Sauers and Menzel was 100% of target for each named executive officer’s individual component and 119.4% of target for the Company performance component.  As a result, the non-equity plan incentive compensation for 2015 ranged between 115% to 116% of the target bonus opportunities, resulting in the payment amounts described in the table below, except for Mr. Schumacher who did not receive a bonus payment.
Discretionary Adjustments.    The Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures.
Our 2015 acquisitions of Xpress Solutions, Inc. ("Xpress") and Command contributed $11.8 million and $286.4 million of revenue, respectively, for 2015. The Company acquired Xpress, a non-asset based truckload and less-than-truckload transportation brokerage based in Frankfort, Illinois, in February 2015. On June 1, 2015, the Company completed the acquisition of all the outstanding membership units of Command, one of the largest privately held truckload brokers and non-asset based transportation providers in the United States. In relation to the Xpress acquisition, the Company recognized a $1.5 million contingent consideration obligation as of December 31, 2015. The Company recognized $6.5 million of Command acquisition-related transaction costs in selling, general, and administrative expenses. We believe these acquisitions have begun and will continue to create a leading provider of technology-enabled transportation management solutions with enhanced scale in the truckload market, and will allow us to offer greater capacity and a broader network to our clients. The Compensation Committee adjusted EBITDA as described below related to these acquisition-related expenses and changes to the contingent consideration liability.

Performance Goals. Consistent with our performance-based approach, and given the broader responsibilities of our named executive officers, the annual incentive compensation for our named executive officers is partially based on the Company’s net revenue (60% of Company performance component) and partially based on overall Company adjusted EBITDA (40% of Company performance component).  For 2015, the Company achieved $67.8 million in adjusted EBITDA.  This adjusted EBITDA figure was further adjusted for the impact of 2015 integration costs.  The cumulative impact of this adjustment, related to the 2015 integration costs, was a $2.3 million increase to our 2015 adjusted EBITDA.  As a result, for 2015, the Company achieved adjusted EBITDA of $70.1 million, compared to a target of $68.0 million.  This adjusted EBITDA met 103.1% of the adjusted EBITDA target, and was paid out at 147.2% of target payout.  The Company achieved net revenue of $290.3 million, compared to a target of $290.1 million.  This net revenue met 100.0% of the net revenue target, and was paid out at 100.8% of target payout.    In addition, each of the named executive officers achieved 100% of their individual performance objectives.  This assessment of individual performance for the named executive officers was based on the Compensation Committee’s determination that each executive made significant contributions to the performance and growth of the Company in 2015.
The table below shows the non-equity incentive plan compensation and the cash bonuses earned by our named executive officers in 2015:

Name	Non-Equity Incentive Plan Comp ($)	Bonus ($) (1)
Douglas R. Waggoner	815,411	200,000
Kyle L. Sauers	339,347	115,000
David B. Menzel	451,031	155,000
Evan Schumacher (2)	—	—
(1) This bonus represented the successful negotiation, closing and initial integration of the acquisition of Command.
(2) Due to Mr. Schumacher's termination as of November 16, 2015, he did not receive a cash bonus for 2015.

Long-term Equity Incentives
In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. We maintain our 2008 Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees. We believe that management having strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.
Equity Awards.    Currently, the Company issues restricted stock to named executive officers and other key employees. We believe the restricted stock grants are an effective tool for creating long-term ownership and aligning our employees' interests with those of our stockholders, which includes the retention of our key employees. These restricted shares vest ratably over a five year period for 2011 grants and a four year period for 2012, 2013, 2014 and 2015 grants.
Beginning in 2013, we began to issue a combination of restricted stock awards and performance shares to our named executive officers on an annual basis, with each component representing 50% of the total number of shares granted to each executive.  The stock awards were issued as a percentage of base salary set by the Compensation Committee based on compensation benchmarks presented in the peer group study as well as executive tenure, experience and performance expectations.  The restricted stock awards vest in equal installments on each of the first four anniversaries of the grant date and are on terms similar to those of the Company’s 2012 restricted stock awards.  As of December 31, 2015, the 2013 performance share awards were forfeited, as the threshold for performance was not achieved.  The 2014 and 2015 performance share awards are earned based on our relative total stockholder return against a peer group over 1, 2 and 3 year periods.  This peer group consists of similar companies in the transportation and freight brokerage industry.  The amount of performance shares earned can range from 50% of target amount for achieving the threshold performance goal to 200% for achieving the maximum performance goal for the 2014 and 2015 awards.  The 2015 performance shares are scheduled to vest, depending on performance, 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.  The Company shifted from earnings per share to relative total stockholder return as the metric for measuring performance shares and raised the maximum to 200% of the target amount based on the Compensation Committee deeming these measurements to be more aligned with the interests of the stockholders.  No performance shares will be earned if the threshold goal is not achieved.  Earned performance shares are convertible into shares of the Company’s common stock on a 1-for-1 basis after the end of the performance period.
Grants of all restricted stock awards and performance (at target) share awards to our named executive officers in 2014 and 2015 (to date) are summarized in the following table:

	Number of Shares
Name	2014 (Performance Share)	2014 (Restricted Stock)	2015 (Performance Share)	2015 (Restricted Stock)
Douglas R. Waggoner	18,667	18,667	32,747	32,747
Kyle L. Sauers	7,000	7,000	11,087	11,087
David B. Menzel	10,770	10,770	17,192	17,192
Evan Schumacher (1)	7,000	7,000	8,187	8,187
(1) Mr. Schumacher's 3,797 restricted stock shares that would have vested March 25, 2016 and February 13, 2016 were accelerated as a result of his termination on November 16, 2015.
On March 25, 2014, Messrs. Waggoner, Sauers, Menzel and Schumacher received restricted stock grants of 18,667, 7,000, 10,770  and 7,000 shares, respectively. The fair market value on the date of grant of each share of restricted stock was $17.41.  The restricted stock vests in four equal annual installments beginning on March 25, 2015.  On March 25, 2014, Messrs. Waggoner, Sauers, Menzel and Schumacher also received awards with respect to a target number of performance shares of 18,667, 7,000, 10,770 and 7,000, respectively.
On February 13, 2015, Messrs. Waggoner, Sauers, Menzel and Schumacher received restricted stock grants of 32,747, 11,087, 17,192  and 8,187 shares, respectively. The fair market value on the date of grant of each share of restricted stock was $26.72.  The restricted stock vests in four equal annual installments beginning on February 13, 2016.  On February 13, 2015, Messrs. Waggoner, Sauers, Menzel and Schumacher also received awards with respect to a target number of performance shares of 32,747, 11,087, 17,192 and 8,187, respectively.  The restricted stock and performance share grants increased from 2014 to 2015 based on the continued growth of the company and the corresponding increases in responsibilities of the named executive officers.
Pursuant to the performance share award agreements, upon a termination of service during the performance period due to retirement after age 65, death, or disability, the executive will vest in a pro-rata portion of the awarded 2014 and 2015 performance shares based on actual Company performance during the relevant performance period. Upon a termination of service by the Company without cause during the twelve month period following a change in control, the executive will vest in a pro-rata portion of the awarded performance shares assuming a target level of Company performance during the relevant performance period. Upon any other termination of service, unvested performance shares are forfeited.
The vesting of certain of our named executive officers' restricted stock and performance share awards is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events, which we find to be consistent with standard market terms among the peer group. These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."
Stock Ownership Requirements. In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our officers. These requirements became effective February 3, 2010. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the Company’s success, as reflected in the stock price, provides officers with a stake similar to that of our stockholders. Therefore, executive officers are expected to acquire and hold a significant amount of the Company's stock. The Compensation Committee has established stock ownership requirements based on all shares of Company stock owned by an executive officer, including vested stock options, vested restricted stock and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	Chief Executive Officer: four times base salary

•	Other executive officers: three times base salary
All executive officers have three years to meet their ownership requirements from the effective date, February 3, 2010. New officers are expected to meet their ownership requirement within three years of being named an executive officer. As of December 31, 2015, all named executive officers met their ownership requirement.
Executive Benefits and Perquisites
In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We match employee contributions up to 25% on the first 6% of an employee's salary deferred under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. We also provide a modest amount (less than 3% of total compensation) of personal benefits and perquisites that we believe are highly valued and support our retention objectives.  For more information, see “Summary Compensation Table.”
Change in Control and Severance Benefits
In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to provide reassurance during a period leading up to and following a Change in Control should one occur. Our severance and change in control provisions for the named executive officers are summarized in "— Employment Agreements" and "— Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner and Mr. Menzel, and one year for Mr. Sauers (each at a rate equal to their then current base salary and the average of the three most recent performance bonus payments), there is no cash severance increase with a change in control and there are no "single trigger" benefits upon a change in control other than the accelerated vesting of certain of the named executive officers' equity awards. Each named executive officer is allotted 50% of all outstanding unvested equity awards due to a "single trigger" event. Each named executive officer is allotted 100% of all outstanding unvested equity awards due to a "double trigger" event. We find these benefits align with those of the peer group and appropriately compensate our named executive officers upon termination or change in control.
Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code generally imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than our chief financial officer, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements.
In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives. Certain awards under the 2008 Plan and the Annual Incentive Plan, may be designed to satisfy the requirements of performance-based compensation under Section 162(m). However, the Company retains the discretion to grant awards that are not designed to qualify as performance-based compensation. We will continue to assess the impact of Section 162(m) on our compensation practices and determine whether to design our equity and cash awards to qualify as performance-based compensation.

EXECUTIVE COMPENSATION
The following table shows information concerning 2015, 2014 and 2013 compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Douglas R. Waggoner	2015	700,000	200,000	1,950,542	815,411	38,999	3,704,952
Chief Executive Officer	2014	650,000		768,136	1,182,188	41,303	2,641,627
	2013	650,000	75,000	650,000	—	28,881	1,403,881
Kyle L. Sauers	2015	395,000	115,000	660,386	339,347	20,034	1,529,767
Chief Financial Officer	2014	325,000		288,043	463,125	21,456	1,097,624
	2013	271,424	43,838	1,089,230	—	6,542	1,411,034
David B. Menzel	2015	525,000	155,000	1,024,024	451,031	27,034	2,182,089
President & Chief Operating Officer	2014	500,000		443,175	712,500	27,542	1,683,217
	2013	461,731	69,375	837,500	—	34,081	1,402,687
Evan Schumacher	2015	303,429	—	574,070	—	18,052	895,551
Former Chief Commercial Officer	2014	325,000		288,043	336,375	20,259	969,677
	2013	220,320	127,500	1,000,000	—	6,142	1,353,962
________________________________

(1) The salary amounts reflect the actual base salary payments made to the Named Executive Officers. Mr. Menzel was promoted from Chief Financial Officer to Chief Operating Officer on October 7, 2013 and his salary increased from $450,000 to $500,000. In July of 2014, Mr. Menzel was further promoted to President and Chief Operating Officer at an annual salary of $525,000. Mr. Sauers was appointed to Chief Financial Officer on October 7, 2013 at an annual salary of $325,000; accordingly his reported salary reflects the amount earned prior to his promotion and the pro-rated amount earned in 2013 after his promotion. Mr. Schumacher was appointed to Chief Commercial Officer on October 7, 2013 at an annual salary of $325,000; accordingly his reported salary reflects the pro-rated amount earned in 2013. As mentioned above, Mr. Schumacher ceased employment with the Company as of November 16, 2015. His reported salary reflects the amount earned in 2015 through the date of termination.
(2) Value of restricted stock awards is based on the closing value of the Company’s stock on the date of grant pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).  For 2015, a combination of restricted stock awards and performance-based restricted shares with a market condition were issued with each representing 50% of the total number of shares granted.  A grant-date fair value assessment was performed based on the probable outcome of the market condition of the performance shares at grant date pursuant to ASC Topic 718.  For 2015, includes for Mr. Waggoner, performance-based restricted shares of 32,747 with a grant date fair value of $1,075,542; for Mr. Sauers, performance-based restricted shares of 11,087 with a grant date fair value of $364,141; for Mr. Menzel, performance-based restricted shares of 17,192 with a grant date fair value of $564,654; and for Mr. Schumacher, performance-based restricted shares of 8,187 with a grant date fair value of $268,894.  The maximum award that can be earned at the end of the performance period if maximum performance is achieved, based on the grant date value of the Company’s common stock, is as follows: Mr. Waggoner - $2,151,084; Mr. Sauers - $728,282 and Mr. Menzel - $1,129,308. As Mr. Schumacher ceased employment with the Company in November 2015, the Company accelerated his restricted shares scheduled to vest on February 13, 2016. As a result, 3,797 shares of restricted stock were accelerated for Mr. Schumacher at the grant date of November 16, 2015 with a fair value of $22.76.
(3) For 2015, includes, for Mr. Waggoner, medical, dental and vision premium reimbursement of $8,034 and a combined life insurance and car allowance of $31,165; for Mr. Sauers, medical, dental and vision premium reimbursement of $8,034 and a car allowance of $12,000 and for Mr. Menzel, medical, dental and vision premium reimbursement of $8,034 and a car allowance of $19,000. Mr. Schumacher's other compensation also included a medical and dental premium reimbursement of $7,052 and a car allowance of $11,000.

2015 GRANTS OF PLAN-BASED AWARDS
The following table summarizes our awards made to our named executive officers under any plan during the fiscal year ended December 31, 2015:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)		Estimated future payouts under equity incentive plan awards (#) (2)			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Target	Maximum	Threshold	Target	Maximum
Douglas R. Waggoner	2/13/2015			16,374	32,747	65,494		1,075,542
	2/13/2015						32,747	875,000
		700,000	1,750,000
Kyle L. Sauers	2/13/2015			5,544	11,087	22,174		364,141
	2/13/2015						11,087	296,245
		296,250	740,625
David B. Menzel	2/13/2015			8,596	17,192	34,384		564,654
	2/13/2015						17,192	459,370
		393,750	984,375
Evan Schumacher	2/13/2015			4,094	8,187	16,374		268,894
	2/13/2015						11,984	320,212
		227,572	568,930
____________________________________

(1)
The non-equity incentive awards made during 2015 were based on our net revenue and overall adjusted EBITDA. Because the formula pays out percentages over certain ranges of performance, the awards do not have a specific payout based on a threshold. As a result, we have omitted the threshold column. For a more detailed description of this plan, see "—Compensation Program Objectives and Philosophy."

(2)
The amounts listed reflect restricted stock awarded with performance-based restrictions. The performance shares awards are earned based on our relative total stockholder return against a peer group over 1, 2 and 3 year periods. Information related to the performance-based restrictions associated with these shares is contained in Compensation Discussion and Analysis. For 2015, includes, for Mr. Waggoner, performance-based restricted shares of 32,747 with grant date fair value of $1,075,542; for Mr. Sauers, performance-based restricted shares of 11,087 with grant date fair value of $364,141; for Mr. Menzel, performance-based restricted shares of 17,192 with grant date fair value of $564,654; and for Mr. Schumacher, performance-based restricted shares of 8,187 with grant date fair value of $268,894, of which the Company accelerated 2,047 in accordance with his termination. The current assumed probable outcome is that 90.9% of the target award will be earned related to 2015 grants.

(3)
The amounts listed reflect restricted stock granted under the 2008 Plan. For more information on the terms of these awards, see "— Long-term Equity Incentives — Equity Awards." Mr. Schumacher's award includes 3,797 of restricted stock, which was accelerated as part of his termination.

(4)
Grant date fair value of each equity award determined pursuant to ASC Topic 718. The value of the restricted stock was calculated using the closing price on the day of issuance of $26.72 for shares granted on February 13, 2015 and the performance share awards were calculated based on the probable outcome of the performance conditions as determined on the grant date.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Awards of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (5)
Douglas R. Waggoner (1)	139,290	—	3.68	11/1/2016
	5,000	—	8.10	9/28/2017
	45,000	—	6.94	6/24/2019
	200,000	—	11.31	2/26/2020
					91,827	1,872,353
							59,638	1,216,019
Kyle L. Sauers (2)	20,000	5,000	11.78	1/10/2021
					49,545	1,010,223
							21,279	433,879
David B. Menzel (3)	82,500	—	11.72	4/7/2018
	100,000	—	11.31	2/26/2020
	40,000	10,000	12.08	1/11/2021
					80,290	1,637,113
							32,861	670,036
Evan Schumacher (4)	—	—	—	—
					—	—
							—	—
________________________________

(1)
Mr Waggoner's 91,827 shares of restricted stock were issued on January 13, 2012, March 26, 2013, March 25, 2014 and February 13, 2015. Of Mr. Waggoner's shares, 37,500 vest on January 13, 2016; 7,580 vest in two equal installments on March 26 of each of 2016 and 2017; 14,000 vest in three equal installments on March 25 of each of 2016, 2017 and 2018; and 32,747 vest in four equal installments on February 13, 2016, 2017, 2018 and 2019.

(2)
Mr. Sauers's options to purchase 5,000 shares of common stock at an exercise price of $11.78 per share vest on January 10, 2016. Mr. Sauers's 49,545 shares of restricted stock were issued on January 10, 2011, February 17, 2012, March 26, 2013, October 7, 2013, March 25, 2014 and February 13, 2015. Of Mr. Sauers's shares, 5,000 vest on January 10, 2016; 2,500 shares vest on February 17, 2016; 1,041 shares vest in two equal installments on March 26 of each of 2016 and 2017; 24,667 shares vest in two equal installments on October 7 of each of 2016 and 2017; 5,250 vest in three equal installments on March 25 of each of 2016, 2017 and 2018; and 11,087 vest in four equal installments on February 13 of each of 2016, 2017, 2018 and 2019.

(3)
Mr. Menzel's options to purchase 10,000 shares of common stock at an exercise price of $12.08 vest on January 11, 2016. Mr. Menzel's 80,290 shares of restricted stock were issued on January 11, 2011, January 13, 2012, March 26, 2013, October 7, 2013, March 25, 2014 and February 13, 2015. Of Mr. Menzel's shares, 20,000 shares vest on January 11, 2016; 18,750 vest on January 13, 2016; 3,936 vest in two equal installments on March 26 of each of 2016 and 2017; 12,334 vest in two equal installments on October 7 of each of 2016 and 2017; 8,078 vest in three equal installments on March 25 of each of 2016, 2017 and 2018; and 17,192 vest in four equal installments on February 13 of each of 2016, 2017, 2018 and 2019.

(4)
Mr. Schumacher's 34,307 shares of restricted stock were issued on October 7, 2013, March 25, 2014 and February 13, 2015. Based on Mr. Schumacher's years of excellent service, the Company accelerated the vesting of 3,797 restricted stock shares of those granted in 2014 and 2015. Due to Mr. Schumacher's termination, the remaining pro-rata unvested restricted shares subsequent to termination on November 16, 2015 were forfeited. Mr. Schumacher retained a pro-rata portion of outstanding performance shares, which are listed above.

(5)
These amounts are based on the market value of Company shares on December 31, 2015, which was $20.39. As of December 31, 2015, the 2013 performance share awards were forfeited, as the threshold for performance was not achieved. The 2014 performance share awards were tracking above the target level of performance and the 2015 performance share awards were tracking at the target performance level.  Therefore, in accordance with applicable SEC rules, the 2014 performance shares are reported at the maximum level of performance and the 2015 performance shares are reported at 90.9% of the target level of performance in the table.  If the maximum level of performance is achieved with respect to the 2014 performance shares, the named executive officers would receive the following cumulative number of shares after the March 24, 2017 final vesting date: Mr. Waggoner—37,334 shares; Mr. Sauers—14,000 shares; and Mr. Menzel—21,540 shares. If 90.9% of the target level of performance is achieved with respect to the 2015 performance shares, the named executive officers would receive the following cumulative number of shares after the March 24, 2017 final vesting date: Mr. Waggoner—29,770 shares; Mr. Sauers—10,079 shares; Mr. Menzel—15,629 shares. The 2014 performance shares are scheduled to vest, depending on performance, 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. The 2015 performance shares are scheduled to vest, depending on performance, 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. In connection with his separation of employment in November 2015, Mr. Schumacher forfeited all outstanding non-vested restricted stock awards that were not accelerated as a part of the termination.

2015 OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the exercise of options by, and vesting of time-based restricted stock awards and the vesting of previously granted performance shares of, our named executive officers during 2015:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Douglas R. Waggoner	100,812	$2,345,488	53,423	$1,450,775
Kyle L. Sauers	—	$—	24,904	$615,244
David B. Menzel	—	$—	53,885	$1,426,425
Evan Schumacher (1)	—	$—	20,681	$488,132
(1) Mr. Schumacher was terminated as of November 16, 2015. As a result of his termination, 3,797 shares (included in the table above) of restricted stock granted in 2014 and 2015, that would have vested in 2016 were accelerated.

2015 PENSION BENEFITS
We do not sponsor any qualified or non-qualified defined benefit plans.

2015 NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any non-qualified deferred compensation plans.

EMPLOYMENT AGREEMENTS

Employment Agreement with Douglas R. Waggoner
We entered into an employment agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated as of September 24, 2009, was further amended and restated as of January 1, 2012, and finally amended and restated as of October 7, 2013. Pursuant to his amended and restated employment agreement on October 7, 2013, Mr. Waggoner is entitled to an initial base salary of $650,000 per year. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus. Mr. Waggoner also has a right to be reimbursed for the full amount of his medical insurance costs under our insurance programs. Mr. Waggoner is also entitled to a combined automobile allowance and life insurance allowance not to exceed $31,500 per year.
Subject to Mr. Waggoner's execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us for any reason other than for Cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section), or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

•
receive an amount equal to the product of two (2) times the sum of (A) Mr. Waggoner's base salary as in effect on the date of termination, and (B) the average of the three most recent annual Performance Bonuses received by Mr. Waggoner preceding the date of his termination, payable in equal installments over a twenty-four (24) month period following the termination of Mr. Waggoner's employment in accordance with the Company's normal payroll procedures;

•	additional vesting of unvested equity awards as would have vested had Mr. Waggoner remained employed for an additional 12 months following the date of termination; and

•
continuation of Company-provided insurance benefits for Mr. Waggoner and his dependents until such time Mr. Waggoner has secured comparable benefits through another organization's benefits program, subject to a maximum of 24 months following termination of employment.

In the event of a Change in Control, Mr. Waggoner is entitled to immediate vesting of 50% of all outstanding unvested equity awards. In the event Mr. Waggoner is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a

Change of Control, Mr. Waggoner is entitled to the benefits described above and the immediate vesting of all unvested equity awards.
For purposes of Mr. Waggoner's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Plan as described in the narrative to "—Potential Payments Upon Termination or Change in Control." Further, a termination for "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from his current office without his consent, or (iii) we materially breach the terms of the employment agreement. Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Waggoner's employment agreement terminates on December 31, 2016.
Employment Agreement with Kyle L. Sauers
We entered into an employment agreement with Kyle L. Sauers, our Chief Financial Officer, on January 10, 2011, which was amended and restated as of October 7, 2013. Pursuant to his amended and restated employment agreement, Mr. Sauers is entitled to an initial base salary of $325,000 per year. In addition to base salary, Mr. Sauers is eligible for an annual performance bonus and has a right to be reimbursed for the full amount of his medical insurance costs under our insurance programs. Mr. Sauers is also entitled to a combined automobile allowance and life insurance allowance not to exceed $12,000 per year.
In connection with the execution of the amended employment agreement in 2013, Mr. Sauers received a one-time equity award with a grant date value of approximately $1,000,000. The award was in the form of restricted stock which vests in equal installments on each of the first four anniversaries of the grant date.
Subject to Mr. Sauers' execution of a general release and waiver, if Mr. Sauers is terminated for any reason other than for Cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or if Mr. Sauers terminates his employment for Good Reason, Mr. Sauers is entitled to

•
receive an amount equal to the sum of (A) Mr. Sauers' base salary as in effect on the date of termination, and (B) the average of the three most recent annual Performance Bonuses received by Mr. Sauers preceding the date of his termination, payable in equal installments over a twelve (12) month period following the termination of Mr. Sauers' employment in accordance with the Company's normal payroll procedures;

•	additional vesting of unvested equity awards issued as would have vested had Mr. Sauers remained employed for an additional 12 months following the date of termination; and

•
continuation of Company-provided insurance benefits for Mr. Sauers and his dependents until the earlier of: (i) 12 months following termination or (ii) the date Mr. Sauers has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control, Mr. Sauers is entitled to immediate vesting of 50% of all outstanding unvested equity awards. In the event Mr. Sauers is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Sauers is entitled to the benefits described above and the immediate vesting of all unvested equity awards.
For purposes of Mr. Sauers' employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Plan as described in the narrative to "—Potential Payments Upon Termination or Change in Control." Further, a termination for "Good Reason" occurs if Mr. Sauers terminates his employment for any of the following reasons: (i) we materially reduce Mr. Sauers' duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Sauers' consent, (ii) we require Mr. Sauers to relocate his office more than 50 miles from his current office without his consent, or (iii) we materially breach the terms of the employment agreement. If one or more of the above conditions exist, Mr. Sauers must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Sauers' employment agreement terminates on December 31, 2016.
Employment Agreement with David B. Menzel
We entered into an employment agreement with David B. Menzel, our President and Chief Operating Officer, on April 7, 2008, which was amended and restated as of January 1, 2012 and further amended and restated as of October 7, 2013. Pursuant to his amended and restated employment agreement, Mr. Menzel is entitled to an initial base salary of $500,000 per year. In addition to base salary, Mr. Menzel is eligible for an annual performance bonus and has a right to be reimbursed for the full amount of his medical insurance costs under our insurance programs. Mr. Menzel is also entitled to a combined automobile allowance and life insurance allowance not to exceed $19,000 per year.
In connection with the execution of the amended employment agreement in 2013, Mr. Menzel received a one-time equity award with a grant date value of approximately $500,000. The award was in the form of restricted stock which vests in equal installments on each of the first four anniversaries of the grant date.
Subject to Mr. Menzel's execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for Cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or if Mr. Menzel terminates his employment for Good Reason, Mr. Menzel is entitled to

•
receive an amount equal to two (2) times the sum of (A) Mr. Menzel's base salary as in effect on the date of termination, and (B) the average of the three most recent annual Performance Bonuses received by Mr. Menzel preceding the date of his termination, payable in equal installments over a twenty-four (24) month period following the termination of Mr. Menzel's employment in accordance with the Company's normal payroll procedures;

•	additional vesting of unvested equity awards as would have vested had Mr. Menzel remained employed for an additional 12 months following the date of termination; and

•
continuation of Company-provided insurance benefits for Mr. Menzel and his dependents until the earlier of: (i) 24 months following termination or (ii) the date Mr. Menzel has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control, Mr. Menzel is entitled to immediate vesting of 50% of all outstanding unvested equity awards. In the event Mr. Menzel is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Menzel is entitled to the benefits described above and the immediate vesting of all unvested equity awards.
For purposes of Mr. Menzel's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Plan as described in the narrative to "—Potential Payments Upon Termination or Change in Control." Further, a termination for "Good Reason" occurs if Mr. Menzel terminates his employment for any of the following reasons: (i) we materially reduce Mr. Menzel's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Menzel's consent, (ii) we require Mr. Menzel to relocate his office more than 50 miles from his current office without his consent, or (iii) we materially breach the terms of the employment agreement. If one or more of the above conditions exist, Mr. Menzel must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Menzel's employment agreement terminates on December 31, 2016.
Employment Agreement with Evan Schumacher
Mr. Schumacher's employment agreement terminated on November 16, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason, each as of December 31, 2015, they would be entitled to payments in the amounts set forth opposite to each executive officer's name in the table below.
We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No severance nor benefits are provided for any of the executive officers in the event of death or disability. A Change in Control does not affect the amount or timing of these cash severance payments.

Name	Cash Severance (1)	Benefit Continuation (2)
Douglas R. Waggoner	$97,422 per month for 24 months	$16,067
Kyle L. Sauers	$48,249 per month for 12 months	$8,034
David B. Menzel	$70,330 per month for 24 months	$16,067
Evan Schumacher (3)
____________________________________

(1)
No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with any of our named executive officers. Instead, the employment agreements provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

(2)
Pursuant to the employment agreements with Messrs. Waggoner, Sauers and Menzel, in the event of a termination without Cause or a termination for Good Reason, the Company will also provide them and their dependents with Company-paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Messrs. Waggoner and Menzel and 12 months for Mr. Sauers . The following assumptions were made in calculating the benefit continuation amounts: an annual cost of $8,034 for Messrs. Waggoner, Sauers and Menzel.

(3)
On November 16, 2015, Mr. Schumacher's employment terminated due to health reasons. As discussed above, 3,797 shares of his outstanding restricted stock were accelerated, and his remaining shares of restricted stock were forfeited. His estate holds his pro-rata share of performance shares (in accordance with the terms of the performance share award agreements), which will be paid out subject to obtainment of Company performance goals.

Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason or solely upon a Change in Control of the Company, each as of December 31, 2015 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason ($)(1)	Value of Equity Awards: Change in Control Without Termination of Employment ($)(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control ($)(1)
Douglas R. Waggoner	1,925,685	1,422,290	2,844,580
Kyle L. Sauers	839,028	696,770	1,393,541
David B. Menzel	1,628,108	1,123,229	2,246,459
Evan Schumacher (2)
____________________________________

(1)
Values are based on the aggregate difference between the respective exercise prices and a price of our common stock of $20.39 per share, which was the fair market value of our common stock as of December 31, 2015.

(2)	Mr. Schumacher ceased employment with the Company as of November 16, 2015. See note (3) in the previous table.
In connection with a termination without Cause or a termination for Good Reason, no payments are due unless the executive officer executes a general release and waiver of claims against us. Messrs. Waggoner and Menzel are subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination without Cause or a termination for Good Reason (and twelve months upon a termination of any other type) and Mr. Sauers is subject to similar restrictions for a period of twelve months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.
The following definitions apply to the termination and change in control provisions in the employment agreements.
Change in Control
The employment agreements incorporate the Change in Control definition in the 2008 Plan. Under the 2008 Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any Incumbent Stockholders (as defined below); (b) any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a

Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a Change in Control for purposes of Section 409A. For purposes of this definition of Change in Control, the term "Incumbent Stockholders" shall include each and every one of the following: Polygal Row, LLC, Frog Ventures, LLC, Richard A. Heise Living Trust, Echo Global Logistics Series C Investment Partners, LLC, Old Willow Partners, LLC, Blue Media, LLC, Green Media, LLC, Y&S Nazarian Revocable Trust, Younes Nazarian 2006 Annuity Trust — Echo Global, Soraya Nazarian 2006 Annuity Trust — Echo Global, Anthony Bobulinski, David Nazarian 2005 Annuity Trust EGL, Sam Nazarian, Baradaran Revocable Trust, Shulamit Nazarian Torbati, New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership; or any of their respective Affiliates or successors. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.
Cause
The employment agreements define "Cause" as either: (i) a material breach of any provision of the agreement, provided that in those instances in which a material breach is capable of being cured, the officer has failed to cure within a thirty (30) day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by the officer; (iii) the reasonable determination by the Board that the officer has committed an act or acts constituting a felony or any act involving moral turpitude; or (iv) the reasonable determination by the Board that the officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business.
Good Reason
The definitions of "Good Reason" are described in "— Employment Agreements."

COMPENSATION AND RISK
We have reviewed our employee compensation policies and practices and have determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We utilize an independent third party to advise the Compensation Committee on matters related to compensation and find that the level of oversight is sufficient to mitigate potential risks associated with our current policies and practices.

2015 DIRECTOR COMPENSATION

In 2015, each non-employee director (other than the Chairman of the Board) received an annual retainer, paid 100% in cash. In addition, for their service in 2015, each non-employee director received a restricted stock grant in February 2016 that vests ratably on the first and second anniversaries of the grant date.  If a Change in Control (as defined under the 2008 Plan) occurs, or if the director’s service is terminated due to death, disability, or by the Company (or its Board or shareholders) other than for cause, all unvested shares of restricted stock will immediately vest.  In addition to the annual retainers discussed above, each committee chair will also receive an additional annual retainer of $10,000, to be paid in cash.  This retainer is prorated for those directors who spend a partial year as a committee chair. Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2008 Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrators of the plan.
For 2015, the annual restricted stock grant was increased to a value of $100,000 for each non-employee director (except for Mr. Skinner, our Chairman at the time, who received $125,000).  In addition, each member of a standing committee of the Board will receive an additional $5,000 annual cash retainer per committee to be paid in 2016.

2015 DIRECTOR COMPENSATION TABLE
The following table summarizes compensation that our directors earned during 2015 for services as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($) (1)	Total ($)
Bradley A. Keywell	68,333	—	162,511	230,844
Samuel K. Skinner	78,750	—	212,504	291,254
Matthew Ferguson	72,500	—	162,511	235,011
David Habiger	72,500	—	162,511	235,011
Nelda J. Connors	62,500	—	162,511	225,011
Paul Loeb	36,458	—	—	36,458

(1)
The 2015 restricted stock award includes awards for services in 2014 and 2015. The grant date for the restricted stock awards that relate to services performed in 2014 was in 2015 and as such, was not included in the 2014 Director Compensation Table, but is included herein, in addition to the grants for 2015.

The following table desegregates grants according to year of service between 2014 and 2015.

Name	2014 Grant ($)	2015 Grant ($)	Total ($)
Bradley A. Keywell	62,498	100,013	162,511
Samuel K. Skinner	87,508	124,996	212,504
Matthew Ferguson	62,498	100,013	162,511
David Habiger	62,498	100,013	162,511
Nelda J. Connors	62,498	100,013	162,511
Paul Loeb	—	—	—

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table summarizes the number of securities underlying outstanding plan awards for each director as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)

Bradley A. Keywell (1)	37,500	—	8.10	12/31/2019	—	—
					7,054	143,831
Samuel K. Skinner (2)	8,389	—	14.42	12/31/2019
					9,313	189,892
Matthew Ferguson (3)	8,389	—	14.42	12/31/2019	—	—
					7,054	143,831
David Habiger (4)	—	—	—	—
					7,054	143,831
Nelda J. Connors (5)	—	—	—	—
					7,051	143,770
Paul Loeb (6)	—	—	—	—
					—	—

(1)
Mr. Keywell's 7,054 shares of restricted stock were issued on March 26, 2013 and February 13, 2015. Of Mr. Keywell's shares, 972 vest on March 26, 2016; 2,339 vest in two equal installments on February 13 of each of 2016 and 2017; and 3,743 vest on February 13, 2016.

(2)
Mr. Skinner's 9,313 shares of restricted stock were issued on March 26, 2013 and February 13, 2015. Of Mr. Skinner's shares, 1,360 vest on March 26, 2016; 3,275 vest in two equal installments on February 13 of each of 2016 and 2017; and 4,678 vest on February 13, 2016.

(3)
Mr. Ferguson's 7,054 shares of restricted stock were issued on March 26, 2013 and February 13, 2015. Of Mr. Ferguson's shares, 972 vest on March 26, 2016; 2,339 vest in two equal installments on February 13 of each of 2016 and 2017; and 3,743 vest on February 13, 2016.

(4)
Mr. Habiger's 7,054 shares of restricted stock were issued on March 26, 2013. Of Mr. Habiger's shares, 972 vest on March 26, 2016; 2,339 vest in two equal installments on February 13 of each of 2016 and 2017; and 3,743 vest on February 13, 2016.

(5)
Ms. Connors's 7,051 shares of restricted stock were issued on April 12, 2013 and February 13, 2015. Of Ms. Connors's shares, 969 vest on April 12, 2016; 2,339 vest in two equal installments on February 13 of each of 2016 and 2017; and 3,743 vest on February 13, 2016.

(6)	Paul Loeb joined the Board of Directors as of June 2015. As of December 31, 2015, Mr. Loeb has not been issued any shares of restricted stock for his services as a director of the Board.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

By the Compensation Committee of the Board of Directors,

Matthew J. Ferguson (Chairman) Samuel K. Skinner David Habiger Bradley A. Keywell

AUDIT COMMITTEE REPORT
The Audit Committee of the Board consists of four non-employee directors: Samuel K. Skinner, David Habiger, Matthew Ferguson and Nelda Connors, each of whom the Board has determined to be an independent director as defined in the rules of the Nasdaq Global Market. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board of Directors, which is available at www.echo.com on the "Investor" page under the link "Corporate Governance." Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company's independent registered public accounting firm (the "independent auditors").
Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
During fiscal year 2015, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee met in private sessions with the Company's independent auditors at certain of its meetings to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 16, "Communication with Audit Committees," as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company's independent auditors also provided to the Audit Committee the written disclosures regarding the auditors' independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence." The Committee discussed with the independent auditors the firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.
Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

David Habiger (Chairman) Samuel K. Skinner Matthew Ferguson Nelda Connors

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM
For the fiscal years ended December 31, 2015 and 2014, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2014
Audit Fees (1)	$2,014,300	$1,312,300
Audit-related Fees (2)	265,380	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,279,680	$1,312,300
__________________________________

(1)
Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)	Audit-related Fees include fees billed for the due diligence related to the acquisition of Command Transportation, LLC.
The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.
All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2015 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2017 Annual Meeting
If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2017 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 Shareholder Proposals) and received by the Secretary of the Company on or before December 30, 2016. Stockholder proposals to be presented at the 2017 annual meeting of stockholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than February 17, 2017 and no later than March 20, 2017, in accordance with the procedures in the Company's By-laws.

Expenses of Solicitation
The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

Householding

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially offers the advantages of convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders of record who currently receive multiple copies of the Notice at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 62011 5th Avenue, Brooklyn, New York 11219.

Other Matters

The Board does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of our proxy statement or Annual Report. Requests should be addressed to: Investor Relations, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, or by telephone at 1-800-354-7993.

ECHO GLOBAL LOGISTICS, INC.
ATTN: KYLE SAUERS
600 WEST CHICAGO AVENUE STE 725
CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 16, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Douglas R. Waggoner	☐	☐	☐
02 Bradley A. Keywell	☐	☐	☐
03 Samuel K. Skinner	☐	☐	☐
04 Matthew Ferguson	☐	☐	☐
05 David Habiger	☐	☐	☐
06 Nelda J. Connors	☐	☐	☐
07 Paul Loeb	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000285773_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ECHO GLOBAL LOGISTICS, INC.
Annual Meeting of Stockholders
June 17, 2016
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bradley A. Keywell and Kyle L. Sauers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Echo Global Logistics, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 17, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING (A) "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 AND (B) "FOR" PROPOSAL 2. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000285773_2 R1.0.1.25